Exhibit 10.1

April 12, 2024

Scott Galit

Dear Scott,

Re: Transition Agreement

This Transition Agreement (this “Agreement”) will confirm the understanding that has been reached with you in connection with your transition out of employment from Payoneer Inc. (the “Company”).

1.	End of Employment; Transition Period.

(a)As previously discussed, your last day of employment with the Company will be June 30, 2024 (the “Separation Date”). During the period through the Separation Date (the “Transition Period”), you will wind-down the advisory services that are set forth in Exhibit A to your Amended and Restated Employment Agreement dated as of June 25, 2021, as amended by Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of May 24, 2022, and Amendment No. 2 to the Amended and Restated Employment Agreement, made effective as of March 1, 2023 (the “Employment Agreement”).

(b)During the Transition Period, in coordination with the Company you will transition off the Board of Directors of Payoneer Inc. and of such other subsidiaries and secondary subsidiaries of Payoneer Global Inc. (the “Subsidiaries”) where you currently serve as a member of the Board of Directors (or similar governing body). In addition, you will transition off the Risk Committee of the Board of Directors of Payoneer Global Inc., effective April 2, 2024.

(c)During the Transition Period, you will remain on the Company’s payroll, at your current rate of pay, with all benefits that you participated in prior to the Cessation Date, including but not limited to 401k, medical, etc. You will not accrue any vacation days (or other paid time off) during the Transition Period.

(d)You were eligible to receive a year-end bonus with respect to 2023 at your current bonus rate, which was paid at the same time that 2023 bonuses were paid to executives of the Company, but for avoidance of doubt you will not be eligible for or entitled to any annual bonus with respect to performance for 2024.

2.	Post-Transition Period.

(a)During the period commencing on July 1, 2024 and ending on May 31, 2025 or if earlier, your last day as a member of the Board of Directors of Payoneer Global Inc. (respectively, the “Residual Period” and the “Last Date”)), you will continue to serve as member of the Board of Directors of Payoneer Global

Inc., pursuant to the terms of your appointment under Payoneer Global Inc.’s corporate documents. Notwithstanding the provisions of Section 1(b) above, in the event that for purpose of satisfying regulatory needs in respect to any one or more of the Subsidiaries, at the Company’s request, you will continue to serve on the Board of Directors of such Subsidiary for a limited period during the Residual Period (not to exceed sixty (60) days from the Last Date), at no additional cost to the Company.

(b)During the Residual Period you will not be entitled to participate in or receive compensation under Payoneer Global Inc.’s Directors Compensation Plan; you will, however, subject to your execution of the Reaffirmation set forth on Schedule A on or immediately following the Last Date, be entitled to the continued vesting of equity awards (comprising options and restricted stock units (“RSUs”)) that have previously been granted to you and that have not vested as of the Separation Date, pursuant to their original vesting schedule as set forth on Schedule B attached hereto.

(c)Consistent with the terms of your option agreement(s), you may exercise options to purchase shares of Common stock of the Company that vest prior to the Last Date and all of your unexercised but vested options during the term of 180 (one hundred eighty) days following the Last Date (the “Exercise Period”).

(d)You agree and acknowledge that the arrangements, payments and benefits referenced herein are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company or any of its affiliates. Except as expressly set forth above, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of its affiliates following your Separation Date. For the avoidance of doubt, all outstanding equity awards including those that are set forth on Schedule B attached hereto, whether options or RSUs, that are unvested as of the Last Date will be forfeited for no consideration.

(e)Notwithstanding the aforesaid in sub-Sections 2(b) and 2(c) above, should you be re-appointed at the Annual General Meeting of Payoneer Global Inc. to be held on or about May 30, 2025, to serve as member of its Board of Directors for an additional term (the additional term as a member of the Board of Directors of Payoneer Global Inc. being referred to as the “Additional Board Term”), you shall (i) not be entitled to participate in or receive compensation under Payoneer Global Inc.’s Directors Compensation Plan for the first year of the Additional Board Term, but you will be entitled during such first year to the continued vesting of equity awards (comprising RSU that have previously been granted to you and that have not vested as of the end of the Residual Period), pursuant to their original vesting schedule as set forth on Schedule C attached hereto; (ii) be entitled during the Additional Board Term and 180 (one hundred eighty) days following your last day as member of the Board of Directors of Payoneer Global Inc.) to exercise vested and unexercised options to purchase shares of Common stock of the Company, and (iii) be entitled to receive compensation under Payoneer Global Inc.’s Directors Compensation Plan pursuant to its terms for the second and third year of the Additional Board term.

3.Trading Restrictions. You agree that for the 90 (ninety) day period commencing on the Last Date, you are not allowed any trading in Payoneer Global Inc.’s stock, including any sale to cover payment for the exercise price of options and/or for payment of taxes thereof. For avoidance of doubt, the foregoing does not apply to trades pursuant to any existing 10b5-1 plan as of the Last Date. You are reminded that, following the conclusion of such 90 (ninety) day period, trading on the basis of material non-public information, or providing such information to others so that they may trade, is a violation of the federal securities laws. You confirm that during the Transition Period, the Residual Period and the Additional Board Term, as the case may be (i) you shall continue to be subject to and abide by the Payoneer Global Inc.’s Insider Trading Policy of the Company, and (ii) the Insider Trading Policy may be enforced on you in any way Payoneer Global Inc. deems reasonably fit for such purpose. Accordingly, any trading in Payoneer Global Inc. stock, including among other things, any sale of stock during the above periods and/or any sale to cover payment for the exercise price and/or taxes thereof may only be effected during a Window (as defined in the Insider Trading Policy). As a Section 16 officer, you (i) have informed the Company of any open market trades that you have engaged in during the six-month period prior to the Last Date (or the last day of the Additional Board Term, if applicable) and (ii) agree that you will inform the Company of any trades that you intend to make in Company stock at any time during the 6-month period immediately following the Last Date (or the last day of the Additional Board Term, if applicable) prior to making such a trade.

4.Benefits Coverage. Your eligibility to participate in the Company’s benefits plans, including group health and dental plans and retirement plans, will cease as of the Separation Date. Following the Separation Date, you may be eligible to elect continuation coverage in the Company’s medical plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that you elect continuation coverage, such coverage shall be at your own expense. COBRA continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and of the medical plans of the Company, which may be amended from time to time.

5.Payment of Salary and Receipt of All Benefits. You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, bonuses, paid time off, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

6.Confidential Information. Subject to the Protected Rights, you agree and confirm that the provisions of Section 8(b) of your Employment Agreement (Non-Disclosure of Confidential Information) will continue to apply during the Transition Period and thereafter as contemplated therein.
7.Company Property. Subject to the Protected Rights, all documents and records (electronic, paper or otherwise), materials, software, equipment, and other physical property, including but not limited to smartphones and Blackberries, ID cards, office access cards, keys, computers, and all copies of the foregoing, whether or not containing Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its affiliates, as applicable. You agree that you will return all such Property to the Company on the Separation Date or at any other time up on the Company’s request. Notwithstanding the above, you shall be entitled to retain your cellphone and company computer subject to the removal of any Company Confidential Information. In addition, the Company will work with you to port the cellphone number to your personal account.

8.	General Release and Waiver of Claims.
(a)Subject to the provisions of the second paragraph of Section 8(b) of your Employment Agreement (your rights described therein referred to herein as the “Protected Rights”), you, your heirs, successors, and assigns, hereby knowingly and voluntarily promise, release and forever discharge the Company and its affiliates, together with all of their respective current and former officers, directors, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “Release”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Code, the New York State Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law, and the New York State Constitution, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct.
(b)Notwithstanding the foregoing, and without limiting the Protected Rights, you understand that the foregoing Release does not serve to waive any claims or rights that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable retirement plan; and/or (iii) claims arising under or to enforce this Agreement. In addition, nothing in this Agreement limits or waives your right, pursuant to the OWBPA, to seek a judicial determination of the validity of the Agreement’s waiver of claims under the. Moreover, the foregoing Release does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or parallel agency or to participate in an EEOC or agency investigation, subject to the restriction that if any such charge is filed, you agree not to violate the confidentiality provisions of this Agreement and further agree and covenant that should you or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any

EEOC charge, civil action, suit or legal proceeding against the Releasees involving any matter occurring at any time subject to the Release, you will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, or settlement) in such charge, civil action, suit or proceeding.

(c)Subject to the Protected Rights, you hereby represent and warrant that you have not filed or caused to be filed any complaints, charges or lawsuits against the Company or any of the Releasees, and that no such complaints, charges or lawsuits are pending. You further represent and warrant that you have made no assignment or transfer of any Claims subject to this Release.
(d)The Company acknowledges that, as of the date of this Agreement, the Company is not aware of any Claims that it could bring against you.
9.	Reserved.

10.No Re-Employment. You agree that the employment relationship will be permanently and irrevocably severed as of the Separation Date and that you will not reapply or otherwise seek employment with the Company at any time in the future. You further agree that if you do seek reemployment or any other business arrangement with the Company, a rejection by the Company of your application or inquiry will not constitute a violation of this Agreement and Release or a violation of law in any manner whatsoever.
11.Non-Disparagement. Except with respect to the Protected Rights, you agree not to make, or knowingly cause to be made, and the Company shall use reasonable endeavors to ensure that its employees, Board of Directors and officers shall not make or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning each other and you agree not to make, or knowingly cause to be made any statement or communication, written or oral, with the intention of disparaging or otherwise impugning the business or management of the Company or any of its affiliates, or any of their respective officers, directors, agents, representatives or employees. You further agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or any of its affiliates, or the personal or business reputations of any of their respective officers, directors, agents, representatives or employees, or of interfering with, impairing or disrupting the normal operations of the Company or any of its affiliates.
12.Non-Competition and Non-Solicitation of Customers and Employees. Because of your access to Confidential Information and to protect the legitimate business interest of the Company, Payoneer Global Inc. and of such other subsidiaries and secondary subsidiaries of the Company and Payoneer Global Inc. (the “Company Group”) and in exchange for the valuable consideration provided in this Agreement, you agree that:
(a)the provisions of Section 8(a) of the Employment Agreement in respect to your obligation not to compete with the business of the Company and/or Payoneer Global Inc. (the “Non-Compete Provisions”) will apply during the Residual Period and during any Additional Board Term, which period shall be deemed the Restricted Period as contemplated under Section 8(a) of the Employment Agreement.

(b)in the event that the Residual Period ends earlier than May 31, 2025, as a result of your earlier resignation from the Board of Directors of Payoneer Global Inc., the Company shall have the right but not the obligation, to require that you continue to abide by the Non-Compete Provisions until May 31, 2025, subject to Section 11(c) below.

(c)as consideration for you being subject to the Non-Compete Provisions until May 31, 2025, you will be entitled to either (i) payment of an amount of base salary, as in effect on the date hereof, for the period from the date that you cease to be on the Board of Directors of Payoneer Global, Inc. and May 31, 2025, with such amount to be paid in accordance with the Company’s customary payroll practices; or (ii) vesting of Equity Awards that are unvested as of the Separation Date with a value (based on the applicable share price) equal to what would be paid pursuant to clause (i) above; it being understood that the Company may elect, in its discretion, which of clauses (i) or (ii) of this Section 11(c) shall apply.

(d)the provisions of Section 8(c) of the Employment Agreement in respect to your obligation of non- interference and non-solicitation will apply during the 12 (twelve) months following the Separation Date.

(e)Cooperation. Following your Separation Date, you agree to cooperate fully with the Company Group concerning reasonable requests for information about the business of the Company Group or your involvement and participation therein or the defense or prosecution of any claims or actions of which you might have knowledge by reason of your employment with the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company Group and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. The Company shall reimburse you for all reasonable expenses you incur as a result of any cooperation you are asked to provide the Company Group under this Section 12(e).

13.	Acknowledgments.

(a)The Company advises you to consult with an attorney of your choosing concerning the legal significance of this Agreement prior to signing it. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release in Section 8 above, with an attorney. You also understand and agree that the Company is under no obligation to offer you the arrangements, payments and benefits referenced herein, and that you are under no obligation to consent to the Release. You acknowledge and agree that the arrangements, payments and benefits referenced herein are sufficient consideration to require you to abide with your obligations under this Agreement. You represent that you have read this Agreement, including the Release, and understand its terms and that you enter into this Agreement freely, voluntarily, and without coercion or undue influence from anyone.

(b)You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement, although you may sign and return it sooner if you so desire. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation

Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than the seventh day of the Revocation Period. If no such revocation occurs, the Release and this Agreement shall become effective on the eighth day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect, your right to receive any of the Separation Benefits referenced herein will be null and void and your right to receive such payments and benefits pursuant to this Agreement will be forfeited in their (but not any amounts that you would otherwise be entitled to regardless of whether this Agreement is in effect).

(c)Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually received, addressed as follows:

If to the Company:If to you:

Tsafi GoldmanScott H. Galit

Chief Legal & Regulatory Officer    Payoneer Global Inc.  150 West 30th Street, Suite 600

New York, NY 10001

Or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

(d)Section 409A. The parties hereto intend that the amounts payable under this Agreement will be exempt from, or otherwise comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, you hereby agree and acknowledge that (a) the Company is not making any representations or promises as to the tax consequences of any amounts payable under this Agreement, including with respect to compliance with the requirements under Section 409A of the Code, (b) you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with the payments contemplated under this Agreement (including the Separation Benefits), including, without limitation, any taxes or penalties under Section 409A of the Code, and (c) the Company will not have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties. Your right to receive any installment payments payable hereunder will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment for purposes of Section 409A of the Code.

Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and you shall cooperate in good faith to adopt such amendments to this Agreement, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less favorable accounting or tax consequences for the Company.

(e)Withholding. For the avoidance of doubt, any payments made or benefits provided to you under this Agreement will be subject to and reduced by any and all applicable withholding taxes or other amounts required to be withheld by law or by contract.

(f)Validity and Enforcement. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected. Moreover, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law. No waiver by either party of any breach by the other of this Agreement shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused to be draft any of its provisions.

(g)Entire Agreement. The terms described in this Agreement, as well as in any agreement or policy specifically referred to herein including but not limited to the Indemnity Agreement and the Indemnity Policies, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.

(h)Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION, WHICH SHALL BE THE SOLE AND EXCLUSIVE MEANS FOR RESOLVING

SUCH DISPUTES. Such arbitration shall be held in New York City, Borough of Manhattan, State of New York, shall be conducted before a single neutral arbitrator selected by mutual agreement of the parties, and shall be administered by JAMS pursuant to its Employment Rules & Procedures (“JAMS Rules”) and the laws of the State of New York. In the event of any conflict between the JAMS Rules and the procedures set forth in this Section 13(h), the procedures in this Section 13(h) shall control. The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, including an award of attorneys’ fees to the prevailing party, to the same extent that remedies or relief could be granted by a state or federal court in the United States; provided, however, that the parties agree that punitive damages shall be unavailable in any arbitration under this Agreement. The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons. Judgment upon the award rendered by the arbitrator may be entered in any federal or state court sitting in the Borough of Manhattan, New York City, New York. The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated and the decision of the arbitrator. Each party shall be responsible for its own costs and expenses, including attorneys’ fees, and each party shall pay an equal share of the arbitrator’s fees. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A

COURT OF LAW BY A JUDGE OR JURY. Notwithstanding the foregoing, this Section 13(h) shall not prevent either party from seeking injunctive relief (or any other provisional remedy) in connection with any breach or threatened breach of Sections 6, 8, 9, 11, or 12, and such action will lie exclusively in the federal and/or state courts sitting in the Borough of Manhattan, New York City, New York.

(i)Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

(j)Non-Admission. The Company’s offer to you of this Agreement is not, and shall not in any way be deemed or construed at any time as, any admission of liability or of any improper conduct on the part of the Company or any of the Releasees against you or any other person, all of which the Company specifically denies.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above. This Agreement shall become effective and irrevocable following expiration of the Revocation Period defined above (the “Effective Date”).

Very truly yours,

Payoneer Inc.

/s/ John Caplan

By:	John Caplan
Title:	Chief Executive Officer

Agreed to and Accepted:

/s/ Scott Galit

Scott Galit

Dated:

Apr 14, 2024

Schedule A

[Omitted]

Schedule B

[Omitted]

Schedule C

[Omitted]